Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Allogene Therapeutics, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 23, 2022, with respect to the consolidated financial statements of Allogene Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Allogene Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
November 2, 2022